Exhibit 99

Best Buy Reports Better-than-Expected Second Quarter Results
Domestic Segment Comparable Sales Increased 0.8%
GAAP Diluted EPS Increased 22% to $0.56
Non-GAAP Diluted EPS Increased 16% to $0.57

MINNEAPOLIS, August 23, 2016 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the second quarter ended July 30, 2016 (“Q2 FY17”), as compared to the second quarter ended August 1, 2015 (“Q2 FY16”). The company reported GAAP diluted earnings per share from continuing operations of $0.56, an increase of 22% from $0.46 in Q2 FY16. Non-GAAP diluted earnings per share from continuing operations were $0.57, an increase of 16% from $0.49 in Q2 FY16.

	Q2 FY17	Q2 FY16
Revenue ($ in millions)[1]
Enterprise	$8,533	$8,528
Domestic segment	$7,889	$7,878
International segment	$644	$650
Enterprise comparable sales % change	0.8%	3.8%
Domestic comparable sales % change	0.8%	3.8%
Domestic comparable online sales % change	23.7%	17.0%
International revenue % change	(1.0)%	(25.6)%
International revenue % change on a constant currency basis[2]	4.1%	(14.0)%
Operating Income:
GAAP operating income as a % of revenue	3.4%	3.4%
Non-GAAP operating income as a % of revenue	3.4%	3.4%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$0.56	$0.46
Non-GAAP diluted EPS from continuing operations	$0.57	$0.49
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled "Reconciliation of non-GAAP Financial Measures".

“Our teams delivered a strong second quarter, with better-than-expected revenue and profitability in both our Domestic and International businesses,” said Best Buy Chairman and CEO Hubert Joly. “In our Domestic business, we are reporting comparable sales growth of 0.8% versus guidance of approximately flat. This is on top of comparable sales growth of 3.8% last year. We saw continued positive momentum in our online sales - delivering a second straight quarter of nearly 24% growth. We also continued to deliver cost savings and drive efficiencies in the business, a discipline that is critical to our ability to invest in our future.”

Joly continued, “We are encouraged by the quality of our execution, the momentum in our business and the strength of our first half financial results. We are excited by our mission to help customers live their lives and pursue their passions with the help of technology and the growth opportunities this mission creates for us. I want to thank our associates across the company for their focus and work to deliver every day on this mission.”

Corie Barry, Best Buy CFO, commented, “For our Q3 FY17 guidance, we are expecting Enterprise revenue in the range of $8.8 billion to $8.9 billion, or flat to 1% growth. We anticipate both Enterprise and Domestic comparable sales growth of approximately 1%. We expect International revenue to be approximately flat to down 5% on a reported basis and to be approximately flat on a constant currency basis. We anticipate our Q3 non-GAAP diluted earnings per share to be in the range of $0.43 to $0.47, assuming a diluted weighted average share count of approximately 319 million shares and a non-GAAP effective income tax rate in the range of 37.5% to 38.0%.3”

Barry continued, “As it relates to our full year financial outlook, we are reaffirming our expectation of approximately flat revenue and raising our full year non-GAAP operating income3 outlook. We continue to expect the slight revenue decline in the first half to be offset by slight growth in the back half and in light of our first half performance, we are now expecting a full year non-GAAP operating income3 growth rate in the low-single digits versus our previous expectation of approximately flat. This includes lapping the significant periodic profit sharing benefits from our services plan portfolio that we earned in fiscal 2016. As we discussed on our previous earnings calls, our full year outlook assumes (1) a relatively better mobile cycle; (2) a trend in the NPD-tracked categories consistent with the last two quarters; and (3) delivering our cost reduction and gross profit optimization initiatives.”

Domestic Segment Second Quarter Results

Domestic Revenue
Domestic revenue of $7.9 billion increased 0.1% versus last year driven by comparable sales growth of 0.8%, partially offset by the loss of revenue from 12 large format and 22 Best Buy Mobile store closures. Industry revenue in the NPD-tracked categories declined 3.2%.4

From a merchandising perspective, comparable sales growth in health & wearables, home theater, major appliances and computing was partially offset by declines in mobile phones and gaming.

Domestic online revenue of $835 million increased 23.7% on a comparable basis primarily due to increased traffic, higher average order values and higher conversion rates. As a percentage of total Domestic revenue, online revenue increased 200 basis points to 10.6% versus 8.6% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 24.0% versus 24.7% last year. On a non-GAAP basis, gross profit rate was 24.0% versus 24.6% last year. The 60-basis point decline in the GAAP and non-GAAP gross profit rate was primarily due to (1) the net negative impact of approximately 20 basis points from lapping the periodic profit sharing benefit from our services plan portfolio and an extended warranty deferred revenue adjustment in Q2 FY16; (2) investments in services pricing; and (3) the impact of inventory availability in the high margin digital imaging category caused by the Japanese earthquakes in April. Additionally, the GAAP gross profit rate declined another 10 basis points driven by a prior-year CRT settlement proceed which did not recur this year.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.61 billion, or 20.4% of revenue, versus $1.64 billion, or 20.8% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.61 billion, or 20.3% of revenue, versus $1.62 billion, or 20.6% of revenue, last year. This $18 million, or 30-basis point, decrease in GAAP and non-GAAP SG&A was primarily driven by the flow through of cost reductions which were partially offset by strategic investments. Additionally, GAAP SG&A was impacted by a year-over-year decline of $10 million primarily due to lower non-restructuring asset impairments.

International Segment Second Quarter Results

International Revenue
International revenue of $644 million declined 1.0%. This decline was driven by approximately 510 basis points of negative foreign currency impact. On a constant currency basis, International revenue increased 4.1% driven by growth in both Canada and Mexico.2

International Gross Profit Rate
International gross profit rate was 25.9% versus 23.4% last year. On a non-GAAP basis, gross profit rate was 25.9% versus 22.9% last year. Three hundred basis points of the GAAP and non-GAAP gross profit rate improvement was primarily driven by a higher year-over-year gross profit rate in Canada as the company lapped the significant disruption and corresponding increased promotional activity related to last year’s brand consolidation. The GAAP gross profit rate increase was partially offset by 50 basis points due to a prior-year restructuring charge adjustment which did not recur this year.

International SG&A
International SG&A expenses were $165 million, or 25.6% of revenue, versus $175 million, or 26.9% of revenue, last year. On a non-GAAP basis, SG&A expenses were $164 million, or 25.5% of revenue, versus $170 million, or 26.2% of revenue, last year. This $6 million decrease in GAAP and non-GAAP SG&A was primarily driven by the positive impact of foreign exchange rates. Additionally, GAAP SG&A was impacted by a year-over-year decline of $4 million primarily due to lower non-restructuring asset impairments.

Share Repurchases and Dividends
During Q2 FY17, the company returned a total of $309 million to shareholders through share repurchases and dividends. On a year-to-date basis, the company has returned a total of $641 million to shareholders through share repurchases and dividends.

On February 25, 2016, the company announced the intent to repurchase $1 billion of its shares over a two-year period. In Q2 FY17, the company repurchased 7.1 million shares for a total of $219 million. On a year-to-date basis, the company has repurchased 10.3 million shares for a total of $316 million. The company’s cumulative share repurchases, net of dilution from equity based awards, positively benefitted GAAP and non-GAAP diluted EPS by $0.05 in Q2 FY17.

On July 5, 2016, the company paid a quarterly dividend of $0.28 per common share outstanding, or $90 million. On a year-to-date basis, the company has paid $325 million in regular and special dividends.

Q3 FY17 Financial Guidance
Best Buy is providing the following Q3 FY17 financial guidance:

•	Enterprise revenue in the range of $8.8 billion to $8.9 billion, a change of flat to 1% growth

•	International revenue change of flat to (5%)

•	Enterprise and Domestic comparable sales of approximately 1%

•	Non-GAAP effective income tax rate of approximately 37.5% to 38.0% versus 37.1% last year[3]

•	Diluted weighted average share count of 319 million versus 349 million last year, resulting in a positive $0.04 year-over-year non-GAAP EPS impact

•	Non-GAAP diluted EPS of $0.43 to $0.47 versus $0.41 last year[3]

Note: Enterprise comparable sales are currently equal to Domestic comparable sales due to the impacts of the Canadian brand consolidation.1

Reminder: Discontinuation of Holiday Sales Press Release in FY17
Beginning in January FY17, the company will no longer issue an interim Holiday press release due to the increasing significance of the month of January to the company’s overall fourth quarter financial results.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 23, 2016. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis. Additionally, the company is no longer reporting comparable sales excluding the impact of installment billing as the mix of installment billing plans is comparable on a year-over-year basis.

(2)
The term constant currency represents results adjusted to exclude foreign currency impacts. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchanges rates the company uses to convert the results of its International segment where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of revenue changes in constant currency provides useful supplementary information to investors in light of significant fluctuations in currency rates and ongoing inability to report comparable store sales for the International segment as a result of the Canadian brand consolidation. On a constant currency basis, revenue for the International segment was $644 million in Q2 FY17 and $618 million in Q2 FY16.

(3)
A reconciliation of the projected non-GAAP effective tax rate, non-GAAP diluted EPS and and non-GAAP operating income, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty regarding the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; asset impairments, gains and losses; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business, the early retirement of an asset or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

(4)
According to The NPD Group’s Weekly Retail Tracking Service as published August 8, 2016, revenue for the CE (Consumer Electronics) industry declined 3.2% during the 13 weeks ended July 30, 2016 compared to the 13 weeks ended August 1, 2015. The categories tracked by The NPD Group include TVs, desktop and notebook computers, tablets, digital imaging and other categories. Sales of these products represent approximately 64% of Domestic revenue. NPD does not track mobile phones, appliances, services, gaming, Apple Watch, movies, music or Amazon-branded products.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and changes in senior management, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 23, 2016. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Revenue	$8,533	$8,528	$16,976	$17,086
Cost of goods sold	6,471	6,433	12,769	12,953
Restructuring charges - cost of goods sold	—	(3)	—	5
Gross profit	2,062	2,098	4,207	4,128
Gross profit %	24.2%	24.6%	24.8%	24.2%
Selling, general and administrative expenses	1,773	1,811	3,517	3,577
SG&A %	20.8%	21.2%	20.7%	20.9%
Restructuring charges	—	(1)	29	177
Operating income	289	288	661	374
Operating income %	3.4%	3.4%	3.9%	2.2%
Other income (expense):
Gain on sale of investments	—	—	2	2
Investment income and other	8	4	14	11
Interest expense	(18)	(20)	(38)	(40)
Earnings from continuing operations before income tax expense	279	272	639	347
Income tax expense	97	108	231	146
Effective tax rate	34.8%	39.8%	36.2%	42.1%
Net earnings from continuing operations	182	164	408	201
Earnings from discontinued operations, net of tax	16	—	19	92
Net earnings	$198	$164	$427	$293

Basic earnings per share
Continuing operations	$0.57	$0.47	$1.27	$0.57
Discontinued operations	0.05	—	0.06	0.26
Basic earnings per share	$0.62	$0.47	$1.33	$0.83

Diluted earnings per share
Continuing operations	$0.56	$0.46	$1.26	$0.57
Discontinued operations	0.05	—	0.05	0.25
Diluted earnings per share	$0.61	$0.46	$1.31	$0.82

Dividends declared per common share	$0.28	$0.23	$1.01	$0.97

Weighted average common shares outstanding (in millions)
Basic	320.8	349.6	322.2	351.0
Diluted	322.9	353.9	324.8	355.8

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	July 30, 2016	August 1, 2015
ASSETS
Current assets
Cash and cash equivalents	$1,861	$1,800
Short-term investments	1,590	1,695
Receivables, net	926	1,025
Merchandise inventories	4,908	4,995
Other current assets	409	465
Total current assets	9,694	9,980
Property and equipment, net	2,295	2,235
Goodwill	425	425
Intangibles, net	18	18
Other assets	822	868
Noncurrent assets held for sale	—	33
TOTAL ASSETS	$13,254	$13,559

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,800	$4,680
Unredeemed gift card liabilities	369	371
Deferred revenue	380	316
Accrued compensation and related expenses	272	285
Accrued liabilities	840	778
Accrued income taxes	96	26
Current portion of long-term debt	43	382
Total current liabilities	6,800	6,838
Long-term liabilities	794	879
Long-term debt	1,341	1,220
Equity	4,319	4,622
TOTAL LIABILITIES & EQUITY	$13,254	$13,559

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	July 30, 2016	August 1, 2015
OPERATING ACTIVITIES
Net earnings	$427	$293
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	327	326
Restructuring charges	29	182
Gain on sale of business, net	—	(99)
Stock-based compensation	57	55
Deferred income taxes	—	(41)
Other, net	(38)	10
Changes in operating assets and liabilities:
Receivables	240	268
Merchandise inventories	160	168
Other assets	(29)	(9)
Accounts payable	355	(335)
Other liabilities	(159)	(284)
Income taxes	(81)	(226)
Total cash provided by operating activities	1,288	308

INVESTING ACTIVITIES
Additions to property and equipment	(276)	(293)
Purchases of investments, net	(276)	(239)
Proceeds from sale of business, net of cash transferred upon sale	—	92
Proceeds from property disposition	56	—
Change in restricted assets	(4)	(46)
Settlement of net investment hedges	5	8
Total cash used in investing activities	(495)	(478)

FINANCING ACTIVITIES
Repurchase of common stock	(271)	(321)
Repayments of debt	(374)	(13)
Dividends paid	(328)	(341)
Issuance of common stock	23	28
Other, net	17	7
Total cash used in financing activities	(933)	(640)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	25	(16)
DECREASE IN CASH AND CASH EQUIVALENTS	(115)	(826)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD EXCLUDING HELD FOR SALE	1,976	2,432
CASH AND CASH EQUIVALENTS HELD FOR SALE AT BEGINNING OF PERIOD	—	194
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,861	$1,800

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Revenue	$7,889	$7,878	$15,718	$15,768
Gross profit	$1,895	$1,946	$3,881	$3,832
SG&A	$1,608	$1,636	$3,195	$3,220
Operating income	$289	$309	$661	$613

Key Metrics
Comparable sales % change	0.8%	3.8%	0.4%	2.2%
Comparable online sales % change	23.7%	17.0%	23.8%	10.8%
Gross profit as a % of revenue	24.0%	24.7%	24.7%	24.3%
SG&A as a % of revenue	20.4%	20.8%	20.3%	20.4%
Operating income as a % of revenue	3.7%	3.9%	4.2%	3.9%

Non-GAAP Results
Gross profit	$1,895	$1,936	$3,698	$3,744
Gross profit as a % of revenue	24.0%	24.6%	23.5%	23.7%
SG&A	$1,605	$1,623	$3,166	$3,185
SG&A as a % of revenue	20.3%	20.6%	20.1%	20.2%
Operating income	$290	$313	$532	$559
Operating income as a % of revenue	3.7%	4.0%	3.4%	3.5%

International Segment Performance Summary	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Revenue	$644	$650	$1,258	$1,318
Gross profit	$167	$152	$326	$296
SG&A	$165	$175	$322	$357
Operating income (loss)	$—	$(21)	$—	$(239)

Key Metrics
Comparable sales % change[1]	N/A	N/A	N/A	N/A
Gross profit as a % of revenue	25.9%	23.4%	25.9%	22.5%
SG&A as a % of revenue	25.6%	26.9%	25.6%	27.1%
Operating income (loss) as a % of revenue	—%	(3.2)%	—%	(18.1)%

Non-GAAP Results
Gross profit	$167	$149	$326	$301
Gross profit as a % of revenue	25.9%	22.9%	25.9%	22.8%
SG&A	$164	$170	$320	$349
SG&A as a % of revenue	25.5%	26.2%	25.4%	26.5%
Operating income (loss)	$3	$(21)	$6	$(48)
Operating income (loss) as a % of revenue	0.5%	(3.2)%	0.5%	(3.6)%

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Consumer Electronics	33%	32%	4.0%	7.3%
Computing and Mobile Phones	46%	47%	0.3%	1.5%
Entertainment	5%	6%	(18.0)%	(2.0)%
Appliances	11%	10%	8.2%	20.7%
Services	5%	5%	(7.2)%	(13.1)%
Other	—%	—%	n/a	n/a
Total	100%	100%	0.8%	3.8%

	Revenue Mix Summary
	Three Months Ended
International Segment[1]	July 30, 2016	August 1, 2015
Consumer Electronics	29%	31%
Computing and Mobile Phones	48%	48%
Entertainment	6%	7%
Appliances	7%	7%
Services	8%	6%
Other	2%	1%
Total	100%	100%

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, non-restructuring asset impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, effective tax rate, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP effective tax rate, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	July 30, 2016		August 1, 2015
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$1,895	24.0%	$1,946	24.7%
CRT settlements[1]	—	—%	(10)	(0.1)%
Non-GAAP gross profit	$1,895	24.0%	$1,936	24.6%

SG&A	$1,608	20.4%	$1,636	20.8%
CRT settlement legal fees and costs[1]	—	—%	(2)	—%
Non-restructuring asset impairments - SG&A	(3)	—%	(11)	(0.1)%
Non-GAAP SG&A	$1,605	20.3%	$1,623	20.6%

Operating income	$289	3.7%	$309	3.9%
Net CRT settlements[1]	—	—%	(8)	(0.1)%
Non-restructuring asset impairments - SG&A	3	—%	11	0.1%
Restructuring charges	(2)	—%	1	—%
Non-GAAP operating income	$290	3.7%	$313	4.0%

International - Continuing Operations
Gross profit	$167	25.9%	$152	23.4%
Restructuring charges - COGS	—	—%	(3)	(0.5)%
Non-GAAP gross profit	$167	25.9%	$149	22.9%

SG&A	$165	25.6%	$175	26.9%
Other Canadian brand consolidation charges - SG&A2	(1)	(0.2)%	(2)	(0.3)%
Non-restructuring asset impairments - SG&A	—	—%	(3)	(0.5)%
Non-GAAP SG&A	$164	25.5%	$170	26.2%

Operating income (loss)	$—	—%	$(21)	(3.2)%
Restructuring charges - COGS	—	—%	(3)	(0.5)%
Other Canadian brand consolidation charges - SG&A2	1	0.2%	2	0.3%
Non-restructuring asset impairments - SG&A	—	—%	3	0.5%
Restructuring charges	2	0.3%	(2)	(0.3)%
Non-GAAP operating income (loss)	$3	0.5%	$(21)	(3.2)%

	Three Months Ended		Three Months Ended
	July 30, 2016		August 1, 2015
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$2,062	24.2%	$2,098	24.6%
CRT settlements[1]	—	—%	(10)	(0.1)%
Restructuring charges - COGS	—	—%	(3)	—%
Non-GAAP gross profit	$2,062	24.2%	$2,085	24.4%

SG&A	$1,773	20.8%	$1,811	21.2%
CRT settlement legal fees and costs[1]	—	—%	(2)	—%
Other Canadian brand consolidation charges - SG&A2	(1)	—%	(2)	—%
Non-restructuring asset impairments - SG&A	(3)	—%	(14)	(0.2)%
Non-GAAP SG&A	$1,769	20.7%	$1,793	21.0%

Operating income	$289	3.4%	$288	3.4%
Net CRT settlements[1]	—	—%	(8)	(0.1)%
Restructuring charges - COGS	—	—%	(3)	—%
Other Canadian brand consolidation charges - SG&A2	1	—%	2	—%
Non-restructuring asset impairments - SG&A	3	—%	14	0.2%
Restructuring charges	—	—%	(1)	—%
Non-GAAP operating income	$293	3.4%	$292	3.4%

Income tax expense	$97		$108
Effective tax rate	34.8%		39.8%
Income tax impact of non-GAAP adjustments[3]	1		(6)
Non-GAAP income tax expense	$98		$102
Non-GAAP effective tax rate	34.7%		37.1%

Net earnings	$182		$164
Net CRT settlements[1]	—		(8)
Restructuring charges - COGS	—		(3)
Other Canadian brand consolidation charges - SG&A2	1		2
Non-restructuring asset impairments - SG&A	3		14
Restructuring charges	—		(1)
Income tax impact of non-GAAP adjustments[3]	(1)		6
Non-GAAP net earnings	$185		$174

Diluted EPS	$0.56		$0.46
Per share impact of net CRT settlements[1]	—		(0.02)
Per share impact of restructuring charges - COGS	—		(0.01)
Per share impact of other Canadian brand consolidation charges - SG&A2	—		—
Per share impact of non-restructuring asset impairments - SG&A	0.01		0.04
Per share impact of restructuring charges	—		—
Per share income tax impact of non-GAAP adjustments[3]	—		0.02
Non-GAAP diluted EPS	$0.57		$0.49

	Six Months Ended		Six Months Ended
	July 30, 2016		August 1, 2015
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$3,881	24.7%	$3,832	24.3%
CRT settlements[1]	(183)	(1.2)%	(88)	(0.6)%
Non-GAAP gross profit	$3,698	23.5%	$3,744	23.7%

SG&A	$3,195	20.3%	$3,220	20.4%
CRT settlement legal fees and costs[1]	(22)	(0.1)%	(13)	(0.1)%
Non-restructuring asset impairments - SG&A	(7)	—%	(22)	(0.1)%
Non-GAAP SG&A	$3,166	20.1%	$3,185	20.2%

Operating income	$661	4.2%	$613	3.9%
Net CRT settlements[1]	(161)	(1.0)%	(75)	(0.5)%
Non-restructuring asset impairments - SG&A	7	—%	22	0.1%
Restructuring charges	25	0.2%	(1)	—%
Non-GAAP operating income	$532	3.4%	$559	3.5%

International - Continuing Operations
Gross profit	$326	25.9%	$296	22.5%
Restructuring charges - COGS	—	—%	5	0.4%
Non-GAAP gross profit	$326	25.9%	$301	22.8%

SG&A	$322	25.6%	$357	27.1%
Other Canadian brand consolidation charges - SG&A2	(1)	(0.1)%	(5)	(0.4)%
Non-restructuring asset impairments - SG&A	(1)	(0.1)%	(3)	(0.2)%
Non-GAAP SG&A	$320	25.4%	$349	26.5%

Operating income (loss)	$—	—%	$(239)	(18.1)%
Restructuring charges - COGS	—	—%	5	0.4%
Other Canadian brand consolidation charges - SG&A2	1	0.1%	5	0.4%
Non-restructuring asset impairments - SG&A	1	0.1%	3	0.2%
Restructuring charges	4	0.3%	178	13.5%
Non-GAAP operating income (loss)	$6	0.5%	$(48)	(3.6)%

Consolidated - Continuing Operations
Gross profit	$4,207	24.8%	$4,128	24.2%
CRT settlements[1]	(183)	(1.1)%	(88)	(0.5)%
Restructuring charges - COGS	—	—%	5	—%
Non-GAAP gross profit	$4,024	23.7%	$4,045	23.7%

SG&A	$3,517	20.7%	$3,577	20.9%
CRT settlement legal fees and costs[1]	(22)	(0.1)%	(13)	(0.1)%
Other Canadian brand consolidation charges - SG&A2	(1)	—%	(5)	—%
Non-restructuring asset impairments - SG&A	(8)	—%	(25)	(0.1)%
Non-GAAP SG&A	$3,486	20.5%	$3,534	20.7%

Operating income	$661	3.9%	$374	2.2%
Net CRT settlements[1]	(161)	(0.9)%	(75)	(0.4)%
Restructuring charges - COGS	—	—%	5	—%
Other Canadian brand consolidation charges - SG&A2	1	—%	5	—%
Non-restructuring asset impairments - SG&A	8	—%	25	0.1%
Restructuring charges	29	0.2%	177	1.0%
Non-GAAP operating income	$538	3.2%	$511	3.0%

	Six Months Ended	Six Months Ended
	July 30, 2016	August 1, 2015
	$ % of Rev.	$ % of Rev.
Income tax expense	$231	$146
Effective tax rate	36.2%	42.1%
Income tax impact of non-GAAP adjustments[3]	(46)	31
Non-GAAP income tax expense	$185	$177
Non-GAAP effective tax rate	36.1%	36.8%

Net earnings	$408	$201
Net CRT settlements[1]	(161)	(75)
Restructuring charges - COGS	—	5
Other Canadian brand consolidation charges - SG&A2	1	5
Non-restructuring asset impairments - SG&A	8	25
Restructuring charges	29	177
Gain on investments	(2)	(2)
Income tax impact of non-GAAP adjustments[3]	46	(31)
Non-GAAP net earnings	$329	$305

Diluted EPS	$1.26	$0.57
Per share impact of net CRT settlements[1]	(0.50)	(0.21)
Per share impact of restructuring charges - COGS	—	0.01
Per share impact of other Canadian brand consolidation charges - SG&A2	—	0.01
Per share impact of non-restructuring asset impairments - SG&A	0.03	0.07
Per share impact of restructuring charges	0.09	0.50
Per share impact of gain on investments	(0.01)	—
Per share income tax impact of non-GAAP adjustments[3]	0.14	(0.09)
Non-GAAP diluted EPS	$1.01	$0.86

(1)
Represents cathode ray tube ("CRT") litigation settlements reached, net of related legal fees and costs. Settlements relate to products purchased and sold in prior fiscal years. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, for additional information.

(2)
Represents charges related to the Canadian brand consolidation initiated in Q1 FY16, primarily due to retention bonuses and other store-related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

(3)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates of 38.0% for the United States and 26.4% for Canada, applied to the non-GAAP adjustments of each country, which are detailed in the Domestic and International segment reconciliations above, respectively.

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing 4-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies

Calculation of Return on Assets ("ROA")
	July 30, 2016[1]	August 1, 2015[1]
Net earnings including noncontrolling interests	$1,031	$919
Total assets	13,723	14,575
ROA	7.5%	6.3%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")
	July 30, 2016[1]	August 1, 2015[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,662	$1,390
Operating income - discontinued operations	28	65
Total operating income	1,690	1,455
Add: Operating lease interest[2]	231	257
Add: Investment income	15	21
Less: Net earnings attributable to noncontrolling interest	—	(1)
Less: Income taxes[3]	(700)	(715)
NOPAT	$1,236	$1,017
Add: Restructuring charges and impairments[4]	(88)	175
Non-GAAP NOPAT	$1,148	$1,192

Average Invested Capital
Total assets	$13,712	$14,575
Less: Excess cash[5]	(2,892)	(3,201)
Add: Capitalized operating lease obligations[6]	3,847	4,284
Total liabilities	(9,269)	(9,810)
Exclude: Debt[7]	1,534	1,618
Less: Noncontrolling interests	—	(2)
Average invested capital	$6,932	$7,464

Non-GAAP ROIC	16.6%	16.0%

(1)
Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio. Historically, the company has used an add-back multiple of 50%; however, due to changes in the average remaining lease life of the company's operating leases, the company has lowered its multiple. The prior period calculations have been updated to reflect the updated multiple.

(3)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which is primarily made up of a 38% rate in the United States and a 26.4% rate in Canada.

(4)	Includes all restructuring charges in costs of goods sold and operating expenses, tradename impairments and non-restructuring impairments.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating less obligations represent the estimated assets that we would record if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio. Historically, the company has used a capitalized lease obligation multiple of eight; however, due to changes in the average remaining lease life of the company's operating leases, the company has lowered its multiples. The prior period calculations have been updated to reflect the updated multiple.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.